From:


                                                DEALER AGREEMENT
                                                FOR THE OPPENHEIMER FUNDS
To:   OPPENHEIMERFUNDS DISTRIBUTOR, INC.
      P.O. BOX 5270
      DENVER, CO  80217-5270

Gentlemen:

      We desire to enter into an  agreement  with you under which we will act as principal for the sale, distribution and resale of the shares of each of the open-end and closed-end "interval" investment companies and unit investment trusts of which you are, or may become, the Distributor or Sub-Distributor (hereinafter collectively referred to as the "Funds" and individually as a "Fund") and whose shares are offered to the public at an offering price which may or may not include a sales charge (hereinafter referred to as "Shares"). Upon acceptance of this Agreement by you, we understand that we may offer and sell Shares, subject, however, to all of the following terms and conditions and to your right, without notice, to suspend or terminate the sale of the Shares of any one or more of the Funds:

      1. Shares will be offered and sold at the current offering price in effect at the time the order for such Shares is confirmed and accepted by you at your office in Denver, Colorado. All purchase orders, resale orders and applications submitted by us are subject to acceptance or rejection in your sole discretion and, if accepted, each purchase or resale order will be deemed to have been consummated at your office in Denver, Colorado.

      2. We represent and warrant to you: (a) that we are a member of the National Association of Securities Dealers, Inc. ("NASD"), that such membership has not been suspended, and that we agree to maintain membership in the NASD, or
(b) in the alternative, that we are a foreign dealer not eligible for membership in the NASD, and are fully licensed and legally empowered to act as a securities broker/dealer under the laws of each jurisdiction in which we conduct such business. In either case, we agree to abide by the provisions of the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all the rules and regulations of the Securities and Exchange Commission and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, the NASD Rules of Conduct. We further agree to comply with all other state and Federal laws and the rules and regulations of authorized regulatory agencies applicable to the sale of Shares. We agree that we will not sell or offer for sale Shares in any state or other jurisdiction where they have not been qualified for sale or if you have not advised us in advance that such sale is exempt from such qualification requirements. We are responsible under this Agreement for inquiring of you as to the jurisdictions in which Shares have been qualified for sale.

      3. We will offer and sell Shares of any Fund only in accordance with the terms and conditions of its then-current Prospectus and Statement of Additional Information (collectively referred to as the "Prospectus") and we will make no representations about such Shares not included in said Prospectus or in any authorized supplemental material supplied or authorized by you. We will not use any other offering materials for the Funds without your written consent. We will use our best efforts in the development and promotion of sales of Shares and agree to be responsible for the proper instruction and training of all sales personnel employed by us, in order that the Shares will be offered and sold in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. We agree to hold harmless and indemnify you, the Funds, and your and their respective officers, directors, trustees and employees in the event that we, or any of our current or former representatives, should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in any loss or liability to you, your affiliates or any Fund. If you determine to refund any amounts paid by an investor by reason of any such violation on our part, we shall promptly return to you on demand any commissions previously paid or discounts allowed by you to us with respect to the transaction for which the refund is made. Furthermore, we agree to indemnify you, your affiliates and the Funds against any and all claims, demands, controversies, actions, losses, damages, liabilities, expenses, arbitrations, complaints or investigations, including without limitation, reasonable attorneys' fees and court costs that are the result of or arise directly or indirectly, in whole or in part, from you, your affiliates or the Funds acting upon instructions for the purchase, exchange or resale of uncertificated book shares received through your manual or automated phone system or the Fund/SERV program of National Securities Clearing Corporation; provided such loss, liability or damages are not the result of the gross negligence, recklessness or intentional misconduct of you, your affiliates or the Funds. All expenses which we incur in connection with our activities under this Agreement shall be borne by us. Termination or cancellation of this Agreement shall not relieve us from the requirements of this paragraph as to transactions or occurrences arising prior to such termination.

      4. Any applicable sales charge and dealer commission relative to any sales of Shares made by us will only be at a rate or rates set forth in the then-current Prospectus of such Fund. In the event the Prospectus or Statement of Additional Information provides for a minimum holding period in order for us to receive a dealer commission, asset-based sales charge, service fee or other payment and Shares relating to that payment are redeemed prior to the termination of that holding period, we are obligated to repay you a pro rata portion of such payment, based on the ratio of (i) the difference in the period of time such shares were held and the minimum holding period to (ii) the holding period. You may recoup some or all of such amounts from and to the extent there are any other commissions or payments due and owing from you to us at any time, provided, however, that you are not obligated to accept repayment only out of such other commissions or payments and may demand payment directly from us at any time until such amounts are repaid in full. To secure our obligation to repay such payments, we hereby grant you, and you shall have, a security interest in any and all commissions and other payments due us under this Agreement or under any Distribution and Service Plan and Agreement for any of the Funds.

      5. The rate(s) of any commission for sales of such Shares are subject to change by you from time to time, and any decreases in such commissions shall be made upon 30 days' written notice, and any orders placed after the effective date of such change, will be subject to the rate(s) in effect at the time of receipt of the payment by you. Such notice requirement shall not apply to any changes in the asset-based sales charges or service fees paid for such shares.

      6. Payments for purchase of Shares made by us by telephone or wire order (including purchase orders received through your manual or automated phone system, or via the Fund/SERV program of National Securities Clearing Corporation), and all necessary account information required by you to establish an account or to settle a resale order, including, without limitation, the tax identification number of the purchaser, certified either by the purchaser or by us, shall be provided to you and received by you within three business days after your acceptance of our order or such shorter time as may be required by law. If such payment or other settlement information are not timely received by you, we understand that you reserve the right, without notice, to cancel the purchase or resale order, or, at your option in the case of a purchase order, to sell the Shares ordered by us back to the Fund, and in either case we shall promptly reimburse you for any loss to you or the Fund, including without limitation loss of your profit, suffered by you resulting from our failure to make the aforesaid timely payment or settlement. If sales of any Fund's Shares are contingent upon the Fund's receipt of Federal Funds in payment therefor, we will forward promptly to you any purchase orders and/or payments received by us for such Shares from our customers. With respect to purchase orders of uncertificated book shares placed via Fund/SERV, we shall retain in our files all applications and other documents required by you to establish an account or to settle a resale order. We will provide you with the original of such documents at your request.

      7. We agree to purchase Shares only from you or from our customers. If we purchase Shares from you, we agree that all such purchases shall be made only to cover orders received by us from our customers, or for our own bona fide investment. If we purchase Shares from our customers, we agree to pay such customers not less than the applicable redemption or repurchase price then quoted by the Fund.

      8. You may consider any order we place for Fund shares to be the total holding of Shares by the investor, and you may assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of that purchase order as determined by the schedule set forth in the then-current Prospectus, unless we advise you otherwise when we place the order.

      9. We may place resale orders with you for Shares owned by our customers, but only in accordance with the terms of the applicable Fund Prospectus. We understand and agree that by placing a resale order with you by wire or telephone (including resale orders for uncertificated book shares placed via your manual or automated phone system or via the Fund/SERV program of National Securities Clearing Corporation) we represent to you that a request for the redemption of the shares covered by the resale order has been delivered to us by the registered owner(s) of such shares, and that such request has been executed in the manner and with the signature(s) of such registered owner(s) guaranteed as required by the then-current Prospectus of the applicable Fund. Such resale orders shall be subject to the following additional conditions:

      (a) We shall furnish you with the exact registration, account number and Class of Shares to be redeemed at the time we place a resale order by wire or telephone. Other than for resale orders of uncertificated book shares placed via Fund/SERV, we shall tender to you, within 3 business days of our placing such resale order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, and (iii) any additional documents which may be required by the applicable Fund or its transfer agent, in accordance with the terms of the then-current Prospectus of the applicable Fund and the policies of the transfer agent. With respect to resale orders of uncertificated book shares placed via Fund/SERV, we shall retain in our files all documents required by you to effect such transaction. We will provide you with the original of such documents at your request.

      (b) The resale price will be the next net asset value per share of the Shares computed after your receipt, prior to the close of the New York Stock Exchange ("NYSE"), of an order placed by us to resell such Shares, except that orders placed by us after the close of the NYSE on a business day will be based on the Fund's net asset value per share determined that day, but only if such orders were received by us from our customer prior to the close of business of the NYSE that day and if we placed our resale order with you prior to your normal close of business that day.

      (c) In connection with a resale order we have placed, if we fail to make delivery of all required certificates and documents in a timely manner as stated above (other than for resale orders placed via Fund/SERV), or if the registered owner of the Shares subject to the resale order redeems such Shares prior to our settlement of the order, you have the right to cancel our resale order. If any cancellation of a resale order or if any error in the timing of the acceptance of a resale order placed by us shall result in a loss to you or the applicable Fund, we shall promptly reimburse you for such loss.

      10. If any Shares sold by us under the terms of this Agreement are redeemed by any of the Funds (including without limitation redemptions resulting from an exchange for Shares of another Fund) or are repurchased by you as agent for the Fund or are tendered to a Fund for redemption within seven business days after your confirmation to us of our original purchase order for such Shares, we shall promptly repay you the full amount of the commission (including any supplemental commission) allowed to us on the original sale, provided you notify us of such repurchase or redemption. Termination, amendment or cancellation of this Agreement shall not relieve us from the requirements of this paragraph.

      11. We will comply with, and conform our selling practices to, any and all written compliance standards and policies and procedures that you may from time to time provide to us.

      12. Your obligations to us under this Agreement are subject to the provisions of any distributorship agreements entered into between you and the Funds and any plans adopted by the Funds under Rule 12b-1 under the 1940 Act. If we are paid a service fee by you or by any of the Funds, we agree to provide, at the request of you or such Funds, verification that such payments were used for personal services and/or the maintenance of personal accounts, related to the Shares held by our customers. We understand and agree that you are in no way responsible for the manner of our performance of, or for any of our acts or omissions in connection with, the services we provide under this Agreement. Nothing in this Agreement shall be construed to constitute us or any of our agents, employees or representatives as the agent or employee of you or any of the Funds.

      13. We undertake to promptly notify you if we are not now a member of the Securities Investor Protection Corporation (or its successor)("SIPC"), or if at any time during the term of the Dealer Agreement we cease being a member of SIPC. Such notice shall be in writing and shall be sent via first class mail to:
OppenheimerFunds Distributor, Inc., Attn: General Counsel, Two World Trade Center New York, NY 10048-0203.

      14. We may terminate this Agreement by written notice to you, which termination shall become effective ten days after the date of mailing such notice to you. We agree that you have and reserve the right, in your sole discretion without notice to us, to suspend sales of Shares of any of the Funds, or to withdraw entirely the offering of Shares of any of the Funds, at any time, or, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement if we violate any of the provisions of this Agreement, said termination to become effective on the date you mail such notice to us. Without limiting the foregoing, and any provision hereof to the contrary notwithstanding, our expulsion from the NASD will automatically terminate this Agreement without notice; our suspension from the NASD, the initiation of customer protection proceedings by the Securities Investor Protection Corporation (or its successor), the appointment of a trustee for all or substantially all of our business assets, or our violation of applicable state, Federal or foreign laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date you mail notice to us of such termination. Your failure to terminate this Agreement for a particular cause shall not constitute a waiver of your right to terminate this Agreement at a later date for the same or any other cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless such address is changed by written notice sent to the last address of the other party provided under this Agreement.

      15. This Agreement shall become effective as of the date when it is executed and dated by you below and shall be in substitution of any prior agreement between you and us covering any of the Funds. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of New York applicable to agreements to be performed in New York, without giving effect to choice of law rules. This Agreement is not assignable or transferable, except that you may without notice or consent from us, assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor or Sub-Distributor of the Funds or assign any of your duties under this Agreement to any entity under common control with you.

      16. By signing this Agreement, we represent and warrant to you that this Agreement has been duly authorized by us by all necessary action, corporate or otherwise, and is signed on our behalf by our duly authorized officer or principal.



                                (Name of Dealer)



                                    (Address of Dealer)


By:
                                                (Authorized    Signature    of
Dealer)



                                     (Name)



                                     (Title)
                                    Accepted:
                                    OPPENHEIMERFUNDS DISTRIBUTOR, INC.


By:


Date:

                                                POLICIES AND PROCEDURES
                                                WITH RESPECT TO SALES
                                                OF MULTI-CLASS
                                                OPPENHEIMER FUNDS



      The "Multi-Class" Oppenheimer Funds offer one or more of the following classes of shares--shares subject to a front-end sales charge ("Class A Shares"), shares subject to an asset-based sales charge and a declining contingent deferred sales charge ("Class B Shares"), and/or shares subject to an asset-based sales charge and a 12-month contingent deferred sales charge ("Class C Shares"). It is therefore important for investors not only to choose a fund appropriate for their investment objectives, but also to choose the appropriate distribution arrangement, based on a variety of factors including the amount invested and the expected duration of the investment. To assist investors in these decisions, we are instituting the following policy.

      1. Purchase order(s) by a "single purchaser" in any one day for $100,000 or more of Class B shares of Oppenheimer Funds described in their respective prospectuses as "Eligible Funds" but less than the amounts shown in the next paragraph must be reviewed by [Dealer's appropriate supervisor], who must approve the purchase order ticket in light of the relevant facts and circumstances, including:

      (a)  the specific purchase order dollar amount;

      (b) the length of the time the investor expects the investment will be held; and

      (c) any other relevant circumstances, such as the availability of a reduced sales charge for purchasing Class A Shares under rights of accumulation or a letter of intent, and anticipated changes in the fund's per share net asset value.

      2. Purchase order(s) by a "single purchaser" in any one day for either $500,000 or more of Class B shares or $1,000,000 or more of Class C shares of one or more Oppenheimer Funds described in their respective prospectuses as "Eligible Funds" will not be permitted.

      The instances in which one distribution arrangement may be more appropriate than the other include the following. Investors who would qualify for a reduced front-end sales charge on Class A Shares may determine that payment of such a reduced front-end sales charge is preferable to payment of a higher ongoing asset-based sales charge in another Class. On the other hand, investors whose orders would not qualify for a Class A reduced sales charge may wish to defer the sales charge and have their entire investment applied to purchase Class B or Class C Shares. However, if such an investor anticipates redeeming Class B Shares within a short period of time, such as within one year, that investor may, depending on the amount purchased, bear higher distribution expenses than if Class A Shares had been purchased instead. In addition, investors who intend to hold their shares for a significantly long time may not wish to bear the higher ongoing asset-based sales charges of Class B or Class C Shares irrespective of the fact that the contingent deferred sales charge that would apply to a redemption of Class B shares is reduced over time and is ultimately eliminated, or that the contingent deferred sales charge that would apply to a redemption of Class C shares is relatively small in duration and amount.

      [Dealer's appropriate supervisor] must ensure that all employees receiving investor inquiries about the purchase of shares of Multi-Class Oppenheimer Funds advise the investor of the alternative distribution methods offered, and the impact of choosing one method over another. It may be appropriate for [Dealer's appropriate supervisor] to discuss specific purchases of the types described above with the investor.

      This policy is effective immediately with respect to any order for the purchase of shares of all Multi-Class Oppenheimer Funds. Questions relating to this policy should be directed to [Dealer's appropriate senior management personnel], who may obtain further information from OppenheimerFunds Distributor, Inc.'s Dealer Services Department at 1-800-525-7040.










Legag/agmt799_dealer